EXHIBIT 2.2

AMENDMENT NO. 1

TO THE

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

BEVERAGE NETWORK OF MARYLAND, INC.

XSTREAM BEVERAGE NETWORK, INC.

GLOBAL MERGER CORP.

AND

GLOBAL BEVERAGE SOLUTIONS, INC.

This AMENDMENT NO. 1 (“Amendment”), dated February 23, 2007, is entered into by and among Beverage Network of Maryland, Inc., a Florida corporation, XStream Beverage Network, Inc., a Nevada corporation, Global Beverage Solutions, Inc., a Nevada corporation, and Global Merger Corp., a Nevada corporation, for the purpose of amending the terms of that certain Agreement and Plan of Merger, dated January 31, 2007 (the “Merger Agreement”).

WHEREAS, the parties have heretofore agreed to amend the Merger Agreement with respect to the repayment of the Note; and

NOW, THEREFORE, in accordance with Section 9.1 of the Merger Agreement and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto amend the Merger Agreement and agree as follows:

1.

All capitalized terms not defined herein shall have the same meaning ascribed to them in the Merger Agreement.

2.

Section 2.6(ii) of the Merger Agreement is hereby replaced in its entirety as follows:

 “(ii)

Two Million Dollars ($2,000,000) in the form of a secured promissory note substantially in the form of Exhibit B hereto (the “Note”) of which (A) Two Hundred and Twenty Nine Thousand Dollars ($229,000) shall be due and payable to the Shareholder at the Closing (the “Initial Note Payment”); (B) 40% of any cash proceeds received by Parent from the February 5, 2007 I-E Offering; and (C) the remainder of the balance to be paid to the Shareholder in minimum installments of $25,000 per month commencing on September 1st 2007.  In the event Parent raises any equity capital while the Note is still outstanding, Parent shall pay down the Note in an amount equal to 35% of the net proceeds received in such equity raise.”

3. Section 3.2 (d) of the Merger Agreement is hereby replaced in its entirety as follows:

“Parent raises a minimum of $2,000,000 in the Offering in either cash or notes(as defined below).”

4.

This Amendment shall be governed by and construed in accordance with the domestic laws of the State of Florida, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.  This Amendment may be executed in one or more counterparts, any one of which may be by facsimile, and all of which taken together shall constitute one and the same instrument.

Except as specifically set forth in this Amendment, there are no other amendments to the Merger Agreement and the Merger Agreement shall remain unmodified and in full force and effect.

[SIGNATURES TO FOLLOW]

Amendment No. 1 Merger Agreement

Execution Page

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

XSTREAM BEVERAGE NETWORK, INC.

By:	/s/ TED FARNSWORTH
Name: Ted Farnsworth
Title: Chairman and CEO

BEVERAGE NETWORK OF MARYLAND, INC.

By:	/s/ TED FARNSWORTH
Name: Ted Farnsworth
Title: Chairman and CEO

GLOBAL BEVERAGE SOLUTIONS, INC.

By:	/s/ BRYCE KNIGHT
Name: Bryce Knight
Title: Vice President

GLOBAL MERGER CORP.

By:	/s/ BRYCE KNIGHT
Name: Bryce Knight
Title: President